Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated September 12, 2007 (the “Effective Date”), amends and restates the Employment Agreement, effective as of December 1, 2006 (the “Original Agreement”), by and between AVATECH SOLUTIONS, INC., a Delaware corporation (the “Company”), and George Davis (“Executive”).

WHEREAS, the Executive has served as the Company’s Executive Vice Chairman and Director of Strategic Initiatives from December 1, 2006 through May 14, 2007 and the Company’s President and Chief Executive Officer since May 14, 2007;

WHEREAS, the Company desires Executive to continue to serve as its President and Chief Executive Officer, and Executive desires to continue in such position subject to the terms and conditions set forth herein;

WHEREAS, the Company and the Executive wish to amend and restate the Original Agreement to provide for the continued employment of the Executive as the Company’s President and Chief Executive Officer on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

Section 1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed, as the President and Chief Executive Officer of the Company on the terms and subject to the conditions of this Agreement.

Section 2. Term. The term of Executive’s employment under this Agreement (the “Term”) will commence on the Effective Date and will continue through June 30, 2008, subject to earlier termination as set forth herein. This Agreement shall be renewable on July 1 of each fiscal year by mutual agreement of the parties through the fiscal year ended June 30, 2010.

Section 3. Duties. Executive will report to, and Executive’s specific responsibilities and authority will be established by, the Board of Directors or, acting on its behalf, the Executive Committee, of the Company. Executive will diligently and conscientiously devote all of his business time and attention and best efforts in discharging his duties to the Company.

Section 4. Compensation and Benefits.

4.1. Base Compensation. During the Term, the Company will pay Executive a base salary (the “Base Salary”) at an annual rate of $215,000 payable in accordance with the Company’s normal payroll procedures for executive employees. Upon execution hereof, Executive shall receive a one-time lump sum payment of $21,666, less applicable taxes, as payment for services rendered as President and Chief Executive Officer from May 14, 2007 through the date hereof.

4.2. Incentive Compensation. (a) On December 1, 2006, the Company issued 100,000 options to Executive pursuant to the Company’s standard Form of Option in connection with joining the Company, which options have a vesting and accelerated vesting schedule as set forth on Exhibit A, attached hereto and incorporated herein by reference, subject to the terms of the Form of Option. Upon execution hereof, the Company shall issue to Executive 75,000 options pursuant to the Company’s standard Form of Option in connection with Executive’s revised role with the Company, which options shall have a vesting schedule as set forth on Exhibit A, subject to the terms of the Form of Option.

(b) Executive shall be issued options that vest based upon attaining the performance goals as set forth on Exhibit B. Exhibit B shall be revised annually by mutual agreement of the parties for each year that this Agreement is renewed pursuant to Section 2.

4.3. Benefit Plans and Fringe Benefits.

4.3.1. During the Term, Executive will be entitled to participate in any and all employee benefit programs (including but not limited to medical, vision, prescription drug, dental, disability, employee and group life, accidental death and travel accident, and section 401(k) plans and programs) offered by the Company to its executives or to its employees generally, and Executive may receive such other benefits as the Company may determine from time to time.

4.3.2. Executive will be entitled to perquisites comparable to those that the Company from time to time extends to its senior executive staff.

4.3.3. The Company will reimburse Executive for business travel, lodging, meals, and other reasonable business expenses incurred by him in the performance of services hereunder subject to submission of documentation in accordance with the Company’s business expense reimbursement policies from time to time applicable to its senior executives.

4.3.4. Executive shall be eligible to participate in the Company’s Employee Stock Purchase Plan.

4.4. Payments; Withholding of Taxes, etc. The Company will make payments of Base Salary in accordance with the Company’s general payroll practices from time to time in effect. All payments to Executive pursuant to this Agreement will be reduced by taxes and other amounts that the Company is required by law or authorized by Executive to withhold.

Section 5. Termination. The Company may, at its election and upon written notice to the Executive, terminate the Executive’s employment for any reason or no reason, with or without Cause (as defined below). Executive may, at his election and upon written notice to the Company, voluntarily terminate his employment with the Company at any time. Upon any such termination, (i) the Company shall pay to Executive all Base Salary and benefits, as described herein, accrued through the date of such termination, (ii) all options granted to Executive shall vest or terminate as set forth on Exhibit A and Exhibit B, respectively, and the Company shall have no further obligation to Executive; provided, that if the Company terminates Executive’s employment without Cause (as defined below), Executive shall be entitled to receive his Base Salary for a period of three months from the date of such termination, and benefits as described in Section 4.3.1 for a period of one year from the date of such termination, in each case as existing at the time of termination; provided further, that if Executive is terminated without Cause or elects to terminate his employment within three months after a Change in Control (as defined below), Executive shall be entitled to receive his Base Salary and benefits as described in Section 4.3.1, in each case as existing at the time of termination, for a period of one year from the date of such termination. All payments pursuant to this Section 5 shall be made periodically pursuant to the Company’s policies in force at the time of payment. Notwithstanding the foregoing, the Company shall not be obligated to continue any benefit if the plan or policy under which such benefit is provided limits the provision of the benefit to full-time employees of the Company, or if the validity of the plan or policy would be adversely impacted by the continuation of the benefit.

For purposes hereof, “Cause” shall mean (a) Executive’s misappropriation of corporate funds or assets; (b) Executive’s commission of a felony; (c) Executive’s commission of any crime or offense involving theft, dishonesty, or moral turpitude; (d) Executive’s failure to devote substantially his full business time and attention to the Company as provided in Section 3 hereof; (e) Executive’s willful violation of directions of the Board of Directors of the Company which are consistent with Executive’s duties as Chief Executive Officer, or any fraud, dishonesty or other willful misconduct by Executive in the performance of services on behalf of the Company; (f) material misrepresentation made by Executive to the Company; (g) verifiable evidence that Executive has engaged in sexual harassment of a nature that could give rise to liability on the part of the Company; and (h) the commission by Executive of a material breach of the terms of this Agreement.

For purposes hereof, “Change in Control” shall mean (a) a merger or consolidation in which the Company is not the surviving corporation or the party to the merger or consolidation whose shareholders do not own 50% or more of the voting stock of the resulting corporation; or (b) the acquisition of more than 50% of the outstanding voting stock of the Company by any person, or group of persons acting in concert, in a single transaction or series of transactions.

Section 6. Certain Restrictions.

6.1. Confidentiality. Executive acknowledges that he will acquire confidential information relating to the Company, its subsidiaries and affiliates, including but not limited to business plans, sales and marketing plans, financial information, acquisition prospects, and “customer” and “supplier” lists (as such terms may relate to the business or the systems and other trade secrets or know-how of the Company, its subsidiaries and affiliates) as they may exist from time to time (collectively, “Confidential Information”), which are valuable, special, and unique assets of the Company’s business, access to or knowledge of which is essential to the performance of Executive’s duties hereunder. Accordingly, Executive will not disclose at any time (during his employment under this Agreement or thereafter) any such Confidential Information other than in connection with and reasonably required for the performance of his duties under this Agreement, unless required to do so pursuant to law, subpoena, court order, or other legal process. These restrictions will not apply to, and Confidential Information will not be deemed to include, information that is then in the public domain (other than as a result of action by the Executive).

6.2. Competitive Activity. Due to the unique position of Executive in his role with the Company, Executive agrees that if his employment with the Company ceases for any reason, Executive will not, during the Term and for a period of one year after the effective date of his termination of employment, without prior written consent of the Company:

6.2.1. Directly or indirectly, engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business entity or operation that engages in the business of selling computer-aided design software or providing professional, consulting, technical or training services related to computer-aided design software within fifty (50) miles of any location where the Company or any of its affiliates sells such software or provides such services, except that Executive may own up to a five percent (5%) interest in the publicly-traded securities of a publicly traded corporation. As used herein, “affiliate” means any corporation, firm or business entity controlled, directly or indirectly, by the Company or by the same persons, corporations, firms or business entities which control the Company;

6.2.2. Employ or retain or participate in or arrange the employment or retention of any person who was employed or retained by the Company, any successor to the Company’s business, or any of their affiliates or subsidiaries during the period of Executive’s employment; or

6.2.3. Directly or indirectly solicit any customers or clients of the Company, its affiliates, or subsidiaries.

6.3. Remedy for Breach and Modification. Executive acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company, including reasonable attorneys’ fees and costs, the Company is entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection with such equitable remedy. If any provision of this Section 6 is deemed invalid or unenforceable in any jurisdiction, such provision will be deemed modified and limited in such jurisdiction to the extent necessary to make it valid and enforceable in such jurisdiction.

Section 7. Arbitration of Certain Disputes. Any dispute or controversy arising under or in connection with this Agreement, other than with respect to an alleged breach of any of any of the provisions of Section 6, shall be resolved by binding arbitration held in Baltimore City or Baltimore County, Maryland before a single arbitrator. Such arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and otherwise in accordance with principles that would be applied by a court of law or equity. The arbitrator shall make written findings of fact and law to support his decision, which will be final and binding upon all parties. Judgment on any award may be entered and enforced in any court having jurisdiction.

Section 8. Miscellaneous.

8.1. Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties hereto.

8.2. Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion will not operate as a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged therewith.

8.3. Assignment. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by either party without the consent of the other, except that the Company may assign all of its rights and delegate performance of all of its obligations hereunder in connection with the sale of all or substantially all of its business; provided that the provisions of Section 5 relating to a Change in Control shall apply.

8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original, but all of which together will constitute the same instrument.

8.5. Headings. The headings in this Agreement are for convenience of reference only and should not be given any effect in the interpretation of this Agreement.

8.6. Governing Law. This Agreement is governed by the laws of the State of Maryland, without regard to any provision that would result in the application of the laws of any other state or jurisdiction.

8.7. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

8.8. Company Policies, Plans and Programs. Whenever any rights under this Agreement depend on the terms of a policy, plan, or program established or maintained by the Company, any determination of these rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program established or maintained by the Company precludes the Company from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then existing policy, plan, or program.

8.9. Board Action. Any action that may be taken hereunder by the Board of Directors of the Company with respect to the compensation and benefits of Executive may be taken by an authorized committee of the Board.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first above written.

AVATECH SOLUTIONS, INC.

By: /s/ Thom Waye
Name: Thom Waye
Title: Chair of the Board of Directors

/s/ George Davis

George Davis

EXHIBIT A

Options Vesting and Accelerated Vesting Schedule

December 1, 2006 options

Number of Options — 100,000

Vesting:
- 25,000 vest immediately (December 1, 2006)
- 25,000 vest on December 1, 2007
- 50,000 vest at the rate of 1/36 per month beginning January 1, 2008 (the “Performance Options”)

Accelerated Performance Options:

37,500 options (or a pro rata portion thereof) shall vest immediately based on the incentive compensation targets for senior executives of the Company adopted by the Company’s Compensation Committee on September 29, 2006 (as the same may be subsequently adjusted or revised by such Committee), except that (i) the percentages therein stated shall be percentages of 37,500 option shares, instead of percentages of targeted incentive compensation, and (ii) percentages related to service revenue attainments shall be ignored for purposed of this acceleration in vesting.

12,500 options shall immediately vest at such time as the Company achieves $5,000,000 in additional “non-organic” revenue growth (representing revenue growth attributable to revenue sources other than the resale of Autodesk software).

September 12, 2007 options

Number of Options- 75,000

Vesting:
- 25,000 vest immediately
- 25,000 vest on July 1, 2008
- 25,000 vest on July 1, 2009

EXHIBIT B

A ten-year option to purchase up to 200,000 shares of common stock shall be issued to Executive upon execution hereof with an exercise price of $0.87 (the closing price of a share of common stock on the day prior to the date of execution hereof). The option shall vest ten years from the date of issuance, subject to acceleration of vesting based upon attaining the performance targets set forth below. Upon termination of Executive’s employment with the Company, such option shall be terminated to the extent not then vested.

Up to 100,000 shares of common stock shall vest as follows:

Net Income (as defined below)	Total number of shares vested

Less than $2,000,000 $2,000,000 to $2,499,999 $2,500,000 to $2,999,999 $3,000,000 to $3,499,999 $3,500,000 to $3,750,000	0 20,000 25,000 50,000 100,000

An additional 10,000 shares of common stock shall vest for each additional $250,000 in Net Income, up to a maximum of 50,000 additional shares.

25,000 shares shall vest if service revenue for the fiscal year ended June 30, 2008 exceeds $15,480,000 and an additional 25,000 shares shall vest at the discretion of the compensation committee based upon the accomplishment of strategic goals as determined from time to time by the compensation committee.

Notwithstanding the foregoing, no shares shall vest on an accelerated basis if Net Income does not equal or exceed $2,000,000.

For purposes hereof, “Net Income” shall mean the net income of the Company for the fiscal year ended June 30, 2008, calculated in accordance with generally accepted accounting principles consistently applied. Calculation of Net Income and service revenue shall be made within 105 days of the end of the fiscal year, and shall be based upon audited financial statements prepared by the Company. Any vesting based upon Net Income or service revenue shall occur on the date of the audit report with respect to such financial statements.